Anavex Upgrades to OTCQX Marketplace

NEW YORK, NY, December XX, 2014 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (OTCQX: AVXL), a clinical-stage biopharmaceutical company developing novel drug candidates to treat Alzheimer’s disease, other diseases of the central nervous system (CNS) and various types of cancer, today announces that the Company is now trading on the OTCQX under the Company’s existing stock ticker AVXL. The OTCQX is the best marketplace for established global and growth companies operated by OTC Markets Group Inc.

To qualify for trading on the OTCQX, companies must meet high financial standards, demonstrate compliance with U.S. securities laws, be current in their disclosure, and be sponsored by a professional third-party advisor. Fewer than 400 companies are currently trading on the OTCQX and they range from global blue-chip companies to high-growth small caps.

“Anavex is pleased to be joining the top-tier firms trading on the OTCQX. This is another important step for our Company as we advance ANAVEX 2-73 and ANAVEX PLUS in the clinic and move forward with our pipeline of promising compounds,” said Christopher U. Missling, PhD, President and Chief Executive Officer for Anavex. “We also expect improved visibility and liquidity of our stock to contribute to long-term shareholder value.”

“We are pleased to welcome Anavex to the OTCQX marketplace,” said R. Cromwell Coulson, President and CEO of OTC Markets Group. “Growing U.S. companies like Anavex choose OTCQX to demonstrate transparency and increase their visibility and engagement with U.S. investors. We look forward to working with Anavex’s management team as the company continues to grow and expand its presence in the U.S. market.”

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for Anavex on www.otcmarkets.com.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (OTCQX: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of novel drug candidates to treat Alzheimer’s disease, other Central Nervous System (CNS) diseases, and various types of cancer. Anavex’s lead drug candidates, ANAVEX 2-73 and ANAVEX PLUS, the combination of ANAVEX 2-73 and donepezil (Aricept®), are currently in a Phase 2a clinical trial for Alzheimer's disease. ANAVEX 2-73 is an orally available drug candidate that targets sigma-1 and muscarinic receptors and successfully completed Phase 1 with a clean data profile. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. The drug combination ANAVEX PLUS produced up to 80% greater reversal of memory loss in Alzheimer’s disease models versus when the drugs were used individually. Further information is available at www.anavex.com.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
Anavex Life Sciences Corp.
Research & Business Development
Toll-free: 1-844-689-3939
Email: info@anavex.com

Shareholder & Media Relations
Toll-free: 1-866-505-2895
Outside North America: +1 (416) 489-0092
Email: ir@anavex.com
www.anavex.com